EXHIBIT 10.12





                           Memorandum of Understanding



This memorandum of understanding dated March 15, 2004 is the result of the meetings held in February and March 2004 between Geely in China and Global Electric. Both English and Chinese versions of this memorandum are to be considered upon agreement

Global Electric had purchased three models of scooters and motorbikes and one model of an All-Terrain Vehicle (ATV), totaling 10 vehicles with an intention of purchasing 10 more units.

Global Electric will convert these vehicles into electric versions. Upon successful conversion, Geely will manufacture these models as 'gliders', without engine and exhaust for ease of conversion, at a pre-agreed price.

Geely will also work towards a comprehensive joint venture agreement in a format agreed upon by both companies and details acceptable to both pasties.

/s/ Holly Roseberry                                  /s/ Carlos Zhu
-----------------------                     ---------------------------
Holly Roseberry                             Carlos Zhu
President                                   Vice General manager
Global Electric                             Shanghai Geely Metop International
                                            Trade Co., Ltd.